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As filed with the Securities and Exchange Commission on February 2, 2004

Registration No. 333-112055

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JOSTENS HOLDING CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3911 (Primary Standard Industrial Classification Code Number)	20-0049713 (I.R.S. Employer Identification No.)

5501 American Boulevard West
Minneapolis, Minnesota 55437
(952) 830-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

David A. Tayeh
Jostens Holding Corp.
5501 American Boulevard West
Minneapolis, Minnesota 55437
(952) 830-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
 Todd R. Chandler, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 1 to the Form S-4 Registration Statement (File No. 333-112055) of Jostens Holding Corp. is being filed solely to include Exhibits to the Registration Statement. Accordingly, Part I, the form of prospectus and any supplements thereto, have been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant's directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Jostens Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Jostens Holding Corp. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Jostens Holding Corp. provides that indemnification may be provided to any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Jostens Holding Corp. shall indemnify its directors for all liabilities arising from a breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to Jostens Holding Corp. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

Item 21. Exhibits

        (a)   The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of June 17, 2003 by and among Ring Holding Corp., Ring Acquisition Corp. and Jostens, Inc. Incorporated by reference to Exhibit 2.1 contained in Jostens' Form 8-K, filed on June 30, 2003.
3.1	Amended and Restated Certificate of Incorporation of Jostens Holding Corp.**
3.2	By-Laws of Jostens Holding Corp.**
4.1	Indenture, dated December 2, 2003 between Jostens Holding Corp. and BNY Midwest Trust Company, as trustee.*
4.2	Registration Rights Agreement, dated November 25, 2003 among Jostens Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.*
5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.**
10.1
Credit Agreement, dated as of July 29, 2003 by and among Ring Acquisition Corp. and Jostens Canada Ltd. as borrowers, Jostens IH Corp. as guarantor, the Lenders party thereto, Credit Suisse First Boston Toronto Branch as Canadian Administrative Agent, and Credit Suisse First Boston as Administrative Agent. Incorporated by reference to Exhibit 10.1 contained in Jostens' Form 10-Q filed on November 12, 2003.
10.2
Stockholders' Agreement, dated as of July 29, 2003, among Jostens Holding Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.2 contained in Jostens' Form 10-Q filed on November 12, 2003.
10.3
Management Stock Incentive Plan established by Jostens, Inc. dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens' registration statement on Form S-4 filed April 7, 2000.
10.4	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens' registration statement on Form 8 dated May 2, 1991.
21	Subsidiaries of Jostens Holding Corp**
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney.*
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of BNY Midwest Trust Company, as trustee.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**
99.4	Form of Letter to Beneficial Holders.**

* Previously filed.

** Filed herewith.

Item 22. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (C)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Jostens Holding Corp. has duly caused Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 2nd day of February, 2004.

JOSTENS HOLDING CORP.
By:	/s/ DAVID A. TAYEH David A. Tayeh, Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 2nd day of February, 2004.

SIGNATURE	CAPACITY

* Robert C. Buhrmaster	Chairman and Chief Executive Officer
/s/ DAVID A. TAYEH David A. Tayeh	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Carl H. Blowers	Director
* David F. Burgstahler	Director
* John W. Castro	Director
* Thomas R. Nides	Director
* James A. Quella	Director
* Marc L. Reisch	Director
* Lawrence M. Schloss	Director
* David M. Wittels	Director
/s/ DAVID A. TAYEH David A. Tayeh	As attorney-in-fact for the officers and directors marked by an asterisk
Director

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger, dated as of June 17, 2003 by and among Ring Holding Corp., Ring Acquisition Corp. and Jostens, Inc. Incorporated by reference to Exhibit 2.1 contained in Jostens' Form 8-K, filed on June 30, 2003.
3.1	Amended and Restated Certificate of Incorporation of Jostens Holding Corp.**
3.2	By-Laws of Jostens Holding Corp.**
4.1	Indenture, dated December 2, 2003 between Jostens Holding Corp. and BNY Midwest Trust Company, as trustee.*
4.2	Registration Rights Agreement, dated November 25, 2003 among Jostens Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.*
5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.**
10.1
Credit Agreement, dated as of July 29, 2003 by and among Ring Acquisition Corp. and Jostens Canada Ltd. as borrowers, Jostens IH Corp. as guarantor, the Lenders party thereto, Credit Suisse First Boston Toronto Branch as Canadian Administrative Agent, and Credit Suisse First Boston as Administrative Agent. Incorporated by reference to Exhibit 10.1 contained in Jostens' Form 10-Q filed on November 12, 2003.
10.2
Stockholders' Agreement, dated as of July 29, 2003, among Jostens Holding Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.2 contained in Jostens' Form 10-Q filed on November 12, 2003.
10.3
Management Stock Incentive Plan established by Jostens, Inc. dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens' registration statement on Form S-4 filed April 7, 2000.
10.4	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens' registration statement on Form 8 dated May 2, 1991.
21	Subsidiaries of Jostens Holding Corp**
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney.*
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of BNY Midwest Trust Company, as trustee.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**
99.4	Form of Letter to Beneficial Holders.**

* Previously filed.

** Filed herewith.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX